PROSPECTUS SUPPLEMENT                                            RULE 424(B)(3)
(TO PROSPECTUS, DATED DECEMBER 16, 1997)             REGISTRATION NO. 333-40693


                           FAMILY GOLF CENTERS, INC.

                        1,169,637 Shares of Common Stock
                                  ------------

         This Prospectus Supplement relates to the offering or offerings, if any, that may be made from time to time of up to 1,169,637 Shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Family Golf Centers, Inc., a Delaware corporation (the "Company"), by, or for the accounts of, the holders thereof (the "Selling Security Holders"). This Prospectus Supplement reflects a change in information as to the names of or amounts owned by certain Selling Security Holders from that set forth in the Prospectus. See "Selling Security Holders" and "Plan of Distribution."

         The following table sets forth certain information, as provided by the Selling Security Holders named below, with respect to the Shares held by such Selling Security Holders. This information was accurate as of the date such information was provided to the Company. The amounts may have increased or decreased since the date such information was provided. Any or all of the Shares listed below may be offered for sale by the Selling Security Holders from time to time and therefore no estimate can be given as to the number of Shares that will be held by the Selling Security Holders upon termination of this offering (except that in each case, such number will represent less than 1% of the Common Stock outstanding, unless otherwise indicated). The "Number of Shares of Common Stock Owned Before the Offering" listed below includes the "Number of Shares Issuable upon Exercise of Warrants or Options" for each Selling Security Holder. The Selling Security Holders listed in the table have sole voting and investment powers with respect to the Shares indicated.

                                                                            NUMBER OF
                                                    NUMBER OF SHARES     SHARES ISSUABLE    NUMBER
                                                     OF COMMON STOCK    UPON EXERCISE OF      OF
                                                      OWNED BEFORE         WARRANTS OR      SHARES
NAME OF SELLING SECURITY HOLDER                       THE OFFERING           OPTIONS        OFFERED
-------------------------------                      --------------         ---------       -------
Arthur J. Calace, Jr. *                                     167,334        16,804  **       167,334
Miller Place - Mt. Sinai Historical Society, Inc.             3,500             0             3,500

* Mr. Calace was a stockholder of a company, the assets of which have been acquired by the Company. Shares listed for Mr. Calace do not include Shares beneficially held by Mr. Calace's wife, Linda Calace. As of December 16, 1997, Mr. Calace's beneficial ownership of Common Stock is 1.3% of the Common Stock outstanding.

** 16,804 Shares are issuable upon exercise of certain warrants issued in connection with the Company's acquisition of Leisure Complexes, Inc. in July 1997 at $27.50 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is February 20, 1998.